Exhibit 12.1

VISANT HOLDING CORP. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

					Jostens, Inc.
	(Successor)				(Predecessor)
				Five Months	Seven Months
In thousands	2006	2005	2004	2003	2003	2002

Earnings
Income (loss) from continuing operations before income taxes	$54,089	$28,172	$(94,936)	$(71,384)	$17,900	$56,875

Interest expense (excluding capitalized interest)	151,484	126,085	125,569	51,305	32,083	68,220

Portion of rent expense under long-term operating leases representative of an interest factor	2,109	2,056	2,356	1,118	640	1,111

Total earnings (loss)	$207,682	$156,313	$32,989	$(18,961)	$50,623	$126,206

Fixed charges
Interest expense (including capitalized interest)	$151,484	$126,085	$125,569	$51,305	$32,083	$68,220

Portion of rent expense under long-term operating leases representative of an interest factor	2,109	2,056	2,356	1,118	640	1,111

Total fixed charges	$153,593	$128,141	$127,925	$52,423	$32,723	$69,331

Ratio of earnings to fixed charges (1)	1.4x	1.2x	—	—	1.5x	1.8x

(1)          For the 2004 and the five month successor period in 2003, earnings did not cover fixed charges by $94.9 million and $71.4 million, respectively.

VISANT CORPORATION AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)

					Jostens, Inc.
	(Successor)				(Predecessor)
				Five Months	Seven Months
In thousands	2006	2005	2004	2003	2003	2002

Earnings
Income (loss) from continuing operations before income taxes	$98,027	$46,348	$(78,603)	$(70,085)	$17,900	$56,875

Interest expense (excluding capitalized interest)	107,871	108,040	109,079	49,990	32,083	68,220

Portion of rent expense under long-term operating leases representative of an interest factor	2,109	2,056	2,356	1,118	640	1,111

Total earnings (loss)	$208,007	$156,444	$32,832	$(18,977)	$50,623	$126,206

Fixed charges
Interest expense (including capitalized interest)	$107,871	$108,040	$109,079	$49,990	$32,083	$68,220

Portion of rent expense under long-term operating leases representative of an interest factor	2,109	2,056	2,356	1,118	640	1,111

Total fixed charges	$109,980	$110,096	$111,435	$51,108	$32,723	$69,331

Ratio of earnings to fixed charges (1)	1.9x	1.4x	—	—	1.5x	1.8x

(1)          For the 2004 and the five month successor period in 2003, earnings did not cover fixed charges by $78.6 million and $70.1 million, respectively.